Exhibit 99.1

BIOLASE REPORTS FIRST QUARTER SALES AND EARNINGS

Sales Top $14.4 million for 57% increase over Q1 of prior year

Biolase raises 2004 revenue guidance to $69 - $72 million from $64 - $69 million

SAN CLEMENTE, Calif., April 27, 2004 / PRNewswire-FirstCall/ — BIOLASE Technology, Inc. (Nasdaq: BLTI), a medical technology company that develops, manufactures and markets lasers and related products focused on improving dental procedures, today reported financial results for the three month period ended March 31, 2004.

Net sales for the first quarter of 2004 were $14.4 million compared to net sales of $9.2 million for the three months ended March 31, 2003. Sales of the Company’s principal product, the Waterlase™ system, for the first quarter of 2004 comprised 78% of sales, which is the same percentage of sales that the Waterlase system comprised in the first quarter of 2003. For the year ended December 31, 2003 Waterlase sales comprised 83% of total sales, including recognized deferred revenues.

Gross profit for the first quarter of 2004 was $9.3 million, an increase of approximately 58% over gross profit of $5.9 million for the first quarter of 2003. Gross margin was 64.4% for the first quarter of 2004 compared to 63.7% for the first quarter of 2003.

Operating expenses were $8.1 million for the first quarter of 2004 compared to $5.0 million for the first quarter of 2003. Sales and marketing expenses increased 58% and were 40% of sales for the first quarter of 2004 compared to 39% of sales for the first quarter of 2003. The increase is consistent with the company’s commitment to rapid market penetration, particularly in launching its marketing activities for the new year. Increases in absolute dollars included an increase in the number of new sales representatives in North America and additional investment in international sales and marketing events and infrastructure. Sales and marketing expenses in the first quarter have historically been higher as a percentage of sales. General and administrative costs were $1.6 million, an increase of 90% over the first quarter of 2003 but in line with expenses in the prior two quarters. Increases in general and administrative costs are due mostly to legal, including legal fees related to the Diodem patent litigation, insurance accounting and auditing fees. Engineering and development costs for the first quarter increased 51% compared to the first quarter of 2003; however, they were also in line with expense levels in the prior quarter. Increases relate to additional investment in product development activities.

Operating income was $1.2 million for the first quarter of 2004 compared with $886,000 for the first quarter of 2003, an increase of 32%.

In the fourth quarter of 2003, based on the historical level of taxable income and the projection for future taxable income, it was determined that deferred tax assets, which previously had been fully reserved due to the uncertainty of their future realization, would more likely than not be realized. As a result, the valuation reserves on deferred tax assets were reduced and an income tax benefit was recognized. Consequently, a provision for income tax of $437,000 was recorded against taxable income, although actual income tax payments will not be made until the estimated $32.5 million in net operating loss carryforwards are utilized. The provision was based on the Company’s estimated effective tax rate of 39%, which represents the combined federal and state tax rates.

After the provision for income tax of $437,000, net income for the first quarter of 2004 was $672,000, or $0.03 per fully diluted share. For the first quarter of 2003, net income with no provision for income tax was $940,000, or $0.04 per fully diluted share.

When comparing the first quarter of 2004 to the prior year same quarter, the results are not directly comparable. For the first quarter of 2003, sales, gross profit and net income were favorably impacted by the recognition of deferred revenue as a result of the restatement of revenues for that period. As described in the Company’s amended Form 10-Q for the quarter ended March 31, 2003, the effect of the restatement to present the Company’s revenue in accordance with GAAP in the first quarter of 2003 was to increase sales, gross profit and net income by $530,000, $320,000 and $266,000 ($0.01 per fully diluted share) respectively. Additionally, no income tax expense was recognized in the first quarter of 2003 because the Company had not determined at that time that the realization of its deferred tax assets were more likely than not realizable. In order to improve the understanding and comparability of the results for the first quarter of 2004 with the first quarter of 2003, the Company believes it is important to present certain non-GAAP information for the first quarter of 2003 which (1) presents operating results as though the revenue recognition policy for the first quarter of 2004 was applicable to the first quarter of 2003 and (2) presents net income for the first quarter of 2003 as though the valuation reserves on deferred tax assets had been reduced prior to 2003 instead of the end of 2003. These non-GAAP numbers are not in accordance with generally accepted principles but are presented to provide a clearer understanding of the impact to the Company’s results for changes in revenue recognition and income tax expense. You should not consider this presentation in isolation or as a substitute for analyzing our results under GAAP.

	Three months ended March 31, 2004 GAAP	Three months ended March 31, 2003 GAAP	Three months ended March 31, 2003 (Non-GAAP)
Net sales	$14.4 million	$9.2 million	$8.7 million
Gross Profit	$9.3 million	$5.9 million	$5.5 million
Income from operations	$1.2 million	$886,000	$620,000
Income before tax	$1.1 million	$940,000	$674,000
Provision for income tax	$437,000	—	$262,000
Net income	$672,000	$940,000	$412.000
Net income per fully diluted share	$0.03	$0.04	$0.02

Previous revenue guidance had been an increase of 40% to 50% on $46.0 million for 2003 which represents $49.1 million reported revenue, less $3.1 million deferred revenue recognized in 2003. The deferred revenue recognized was prior year revenue pushed forward into 2003 because of the restatement. The Company’s 2004 fiscal year will not benefit from any additional deferred revenue recognition related to the restatement.

Jeffrey W. Jones, President and Chief Executive Officer, commented, “We are very pleased with our first quarter results since we believe they clearly demonstrate the continued strong market demand for our products. Revenue and operating income increased 66% and 89% respectively, excluding the benefit of the restatement in the first quarter of 2003 (the “non-GAAP” information in the chart), allowing an apples to apples comparison of the two quarters.

During the past twelve months, we have increased our total assets from $17.2 million to $82.4 million, including over $50 million in cash. We are debt-free and our working capital metrics continue to be strong with inventory turnover in excess of 5 and only 38 days of sales in accounts receivable.

We have barely begun to penetrate the potential market for our products. Our focus during the quarter just ended was, and for the remainder of the year will continue to be, on rapid market penetration of our technology. This will require a continued heavy investment in education of the market through sales and marketing efforts. As we continue our expected rapid revenue expansion, we fully anticipate that operating income will continue to expand accordingly.”

BIOLASE TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	March 31 2004	December 31 2003
ASSETS
Current assets:
Cash and cash equivalents	$50,095,000	$11,111,000
Accounts receivable, less allowance of $57,000 and $64,000 in 2004 and 2003, respectively	6,205,000	5,771,000
Inventories	4,022,000	3,752,000
Deferred tax asset	1,079,000	1,079,000
Prepaid expenses and other current assets	1,117,000	1,583,000

Total current assets	62,518,000	23,296,000
Property, plant and equipment, net	1,988,000	1,973,000
Intangible assets, net	2,594,000	2,587,000
Goodwill	2,926,000	2,926,000
Deferred tax asset	12,241,000	12,678,000
Other assets	107,000	1,041,000

Total assets	$82,374,000	$44,501,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Line of credit	$-	$1,792,000
Accounts payable	2,024,000	3,813,000
Accrued liabilities	5,583,000	6,226,000
Debt	—	888,000

Total current liabilities	7,607,000	12,719,000

Total liabilities	7,607,000	12,719,000
Stockholders’ equity:
Preferred stock, par value $0.001, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.001, 50,000,000 shares authorized; issued and outstanding – 24,254,000 shares in 2004 and 21,559,000 shares in 2003	24,000	22,000
Additional paid-in capital	101,511,000	59,188,000
Accumulated other comprehensive loss	(159,000)	(147,000)
Accumulated deficit	(26,609,000)	(27,281,000)

Total stockholders’ equity	74,767,000	31,782,000

Total liabilities and stockholders’ equity	$82,374,000	$44,501,000

BIOLASE TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended March 31
	2004	2003
Net sales	$14,425,000	$9,214,000
Cost of sales	5,138,000	3,347,000

Gross profit	9,287,000	5,867,000
Operating expenses:
Sales and marketing	5,742,000	3,625,000
General and administrative	1,603,000	844,000
Engineering and development	772,000	512,000

Total operating expenses	8,117,000	4,981,000

Income from operations	1,170,000	886,000
Non operating (loss) gain, net	(61,000)	54,000

Income before tax	1,109,000	940,000
Provision for income tax	(437,000)	—

Net income	$672,000	$940,000

Net income per share:
Basic	$0.03	$0.05
Diluted	$0.03	$0.04
Shares used in computing net income per share:
Basic	22,443,000	20,383,000
Diluted	24,678,000	21,898,000

About BIOLASE

BIOLASE Technology, Inc. (http://www.biolase.com) is a medical technology company that designs, manufacturers and markets proprietary dental laser systems that allow dentists, oral surgeons and other specialists to perform a broad range of common dental procedures, including cosmetic applications. The Company’s products incorporate patented and patent pending technologies focused on reducing pain and improving clinical results. Its primary product, the Waterlase™ system, is the best selling dental laser system. The Waterlase system uses a patented combination of water and laser to precisely cut hard tissue, such as bone and teeth, and soft tissue, such as gums, with minimal or no damage to surrounding tissue. The Company also offers the LaserSmile™ system, which uses a laser to perform soft tissue and cosmetic procedures, including tooth whitening.

Cautionary Statement

This press release and earnings conference call may contain forward-looking statements that are based on our current expectations, estimates and projections about our industry as well as management’s beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions are intended to identify forward-looking statements. These statements speak only as of the date hereof and are based upon the information available to us now. Such information is subject to change and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

The important factors which could cause actual results to differ materially from those in the forward-looking statements include, among others, a downturn or leveling off of demand for our products, the loss of a key distributor, the effectiveness of our expense and product cost control efforts, the availability and pricing of competing products and technologies, intellectual property disputes and other factors detailed in BIOLASE’s filings with the Securities and Exchange Commission including its prior filings on Form 10K and Form 10Q.

For further information, please contact: Jeffrey W. Jones, President and CEO, jjones@biolase.com, of BIOLASE Technology, Inc., +1-949-361-1200; or Investor Relations, Linda Decker of Porter LeVay & Rose, Inc., +1-212-564-4700, Linda@plrinvest.com, for BIOLASE Technology, Inc.